Exhibit 99.1

BMHC ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Record Sales of $702 Million

Record Net Income of $33.3 Million

SAN FRANCISCO (July 26, 2005) - Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building materials and construction services to professional residential builders and contractors, today reported sales increased 29% to $702 million, compared to $543 million in the same quarter a year ago. For the six months ended June 30, 2005, sales increased 33% to $1,274 million compared to $960 million in the same period of 2004.
Net income was $33.3 million or $2.28 per share compared to $12.6 million or $0.92 per share in the same quarter a year ago. For the six months ended June 30, 2005, net income was $54.5 million or $3.75 per share compared to $16.8 million or $1.23 per share in the same period of 2004.
“We are extremely pleased with our continued outstanding performance during the second quarter,” said Robert E. Mellor, Chairman, President and Chief Executive Officer. “Sales increased 29% and we again achieved record net income. BMC West and BMC Construction generated results ahead of our expectations as we continue to benefit from strong housing demand and construction activity in our markets. Additionally, we remain successful in managing inventory and efficiencies in our operations. Combined with momentum in the homebuilding industry, our customer-focused business strategy and success in expanding construction services continues to drive our financial performance.”

BMC West
	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales	$397,886	$359,754	$728,572	$635,200

Income from operations	$41,030	$26,383	$69,905	$40,565

Sales increased 11% to $397.9 million compared to $359.8 million in the same quarter a year ago. For the six months ended June 30, 2005, sales increased 15% to $728.6 million compared to $635.2 million in the same period of 2004. The increase in sales was due to growth in most of our markets, particularly construction activity in Texas, the Northwest and Intermountain regions.

Income from operations increased to $41.0 million from $26.4 million in the same quarter a year ago. Income from operations was $69.9 million for the six months ended June 30, 2005 compared to $40.6 million in the same period of 2004. This improvement was due to continuing to effectively manage inventories and lower operating expenses as a percent of sales.

BMC Construction
	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales	$303,635	$183,639	$545,877	$325,036

Income from operations	$36,756	$13,338	$65,288	$20,067

Sales increased 65% to $303.6 million compared to $183.6 million in the second quarter of last year. For the first half of 2005, sales were $545.9 million compared to $325.0 million in the same period a year ago. The increase in sales was due to strong single-family construction activity, particularly in the Las Vegas and Phoenix markets as well as recent acquisitions not present in prior periods.
Income from operations more than doubled to $36.8 million for the quarter and more than tripled to $65.3 million for the six month period. The value of our services and effective management of construction services were key factors in the improvement.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time to discuss financial results for the second quarter ended June 30, 2005. The conference call can be accessed by dialing 877-223-0437 (Domestic) or 706-643-0552 (International). A replay will be available through August 2, 2005 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International). The required passcode for the replay is 7671456. The conference call and replay can be accessed via audio webcast at BMHC’s website at www.bmhc.com. An archive of the webcast will be available for 90 days following the conclusion of the conference call.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential building materials and construction services in the United States. We serve the homebuilding industry through two subsidiaries, BMC West and BMC Construction. With locations in the western and southern states, BMC West distributes building materials and manufactures building components for professional builders and contractors. BMC Construction provides construction services to high-volume production homebuilders in key growth markets in western, southern and east coast states. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1 of our 2004 Form 10-K. These risks and uncertainties may include, but are not limited to:

•
demand for homebuilding which is influenced by changes in the overall condition of the U.S. economy, including job formation, interest rates and consumer confidence, as well as other important factors;

•	fluctuations in our costs and availability of sourcing channels for commodity wood products and building materials;
•	changes in the business models of our customers;
•	intense competition;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or it may take longer to realize than expected;
•	our ability to identify suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	unanticipated weather conditions including natural catastrophic events such as earthquakes, fire, flood, hurricanes, tornadoes, etc.;
•	implementation of cost structures that align with revenue growth;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in the above paragraph. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt
Senior Vice President and
Chief Financial Officer
(415) 627-9100

Ellis Goebel
Senior Vice President,
Business Development and
Investor Relations
(415) 627-9100

Mark Kailer
Vice President, Treasurer and
Investor Relations
(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales
Building products	$344,632	$319,256	$637,515	$566,613
Construction services	356,889	224,137	636,934	393,623
Total sales	701,521	543,393	1,274,449	960,236

Costs and operating expenses
Cost of goods sold
Building products	253,779	244,172	469,427	430,391
Construction services	289,889	193,025	517,373	341,606
Impairment of assets	463	―	463	1,273
Selling, general and administrative expenses	97,349	79,633	187,342	150,259
Other (income) expense, net	(851)	90	(1,356)	(417)
Total costs and operating expenses	640,629	516,920	1,173,249	923,112

Income from operations	60,892	26,473	101,200	37,124

Interest expense	3,350	3,157	6,548	5,911

Income before income taxes and minority interests	57,542	23,316	94,652	31,213

Income taxes	20,420	8,214	33,381	10,948

Minority interests income, net	(3,808)	(2,522)	(6,809)	(3,497)

Net income	$33,314	$12,580	$54,462	$16,768

Net income per share:
Basic	$2.38	$0.94	$3.92	$1.25
Diluted	$2.28	$0.92	$3.75	$1.23

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)

	June 30	December 31		June 30	December 31
	2005	2004		2005	2004
ASSETS			LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Cash and cash equivalents	$34,955	$19,496	Accounts payable	$110,672	$77,591
Marketable securities	2,832	2,216	Accrued compensation	51,161	34,078
Receivables, net of			Insurance deductible reserves	34,976	26,639
$4,720 and $4,367	302,425	238,071	Other accrued liabilities	36,748	26,177
Inventory	183,400	153,391	Billings in excess of costs and
Unbilled receivables	24,387	17,196	estimated earnings	27,028	11,274
Deferred income taxes	14,143	11,913	Current portion of long-term debt	2,497	3,404
Prepaid expenses and other	4,321	7,317
Total current assets	566,463	449,600	Total current liabilities	263,082	179,163

Property and equipment			Deferred income taxes	126	297
Land	37,019	37,036	Long-term debt	199,917	206,419
Buildings and improvements	104,043	104,667	Other long-term liabilities	25,284	23,162
Equipment	134,855	122,105	Total liabilities	488,409	409,041
Construction in progress	14,574	4,956
Accumulated depreciation	(113,375)	(104,453)	Minority interests	13,160	6,325
Marketable securities	20,231	16,760	Commitments and contingent
Deferred loan costs	3,988	2,084	liabilities	―	―
Other long-term assets	17,771	16,281
Other intangibles, net	14,755	13,692	Shareholders’ equity
Goodwill	91,584	80,316	Common stock, $0.001 par value:
Total assets	$891,908	$743,044	authorized 50,000,000 shares;
			issued and outstanding 14,231,241
			and 13,852,683 shares	14	14
			Additional paid-in capital	136,923	124,594
			Unearned compensation	(3,417)	(1,383)
			Retained earnings	257,731	205,812
			Accumulated other comprehensive loss, net	(912)	(1,359)
			Total shareholders’ equity	390,339	327,678
			Total liabilities, minority interests and shareholders’ equity	$891,908	$743,044

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales
BMC West	$397,886	$359,754	$728,572	$635,200

BMC Construction	303,635	183,639	545,877	325,036
	$701,521	$543,393	$1,274,449	$960,236

Income from operations
BMC West	$41,030	$26,383	$69,905	$40,565

BMC Construction	36,756	13,338	65,288	20,067

Corporate and other	(16,894)	(13,248)	(33,993)	(23,508)
	$60,892	$26,473	$101,200	$37,124

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and six months ended June 30, 2005 and 2004 is provided in the following table:

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Sales
BMC West	$397,886	$359,754	$728,572	$635,200
Less: Acquisitions	(8,881)	―	(18,962)	―
	389,005	359,754	709,610	635,200

BMC Construction	303,635	183,639	545,877	325,036
Less: Acquisitions	(51,122)	―	(76,998)	―
	252,513	183,639	468,879	325,036
	$641,518	$543,393	$1,178,489	$960,236

Income from operations
BMC West	$41,030	$26,383	$69,905	$40,565
Less: Acquisitions income	(99)	―	(238)	―
	40,931	26,383	69,667	40,565

BMC Construction	36,756	13,338	65,288	20,067
Less: Acquisitions income	(3,478)	―	(4,539)	―
	33,278	13,338	60,749	20,067

Corporate and other	(16,894)	(13,248)	(33,993)	(23,508)
	$57,315	$26,473	$96,423	$37,124